Exhibit 99.1

GULF ISLAND

REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

THE WOODLANDS, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced results for the fourth quarter and full year 2023.

FOURTH QUARTER 2023 SUMMARY

•
Consolidated revenue of $44.6 million
•
Consolidated net income of $7.1 million; Adjusted EBITDA of $6.6 million
•
Services Division operating income of $2.7 million; EBITDA of $3.2 million
•
Fabrication Division operating income of $6.1 million; Adjusted EBITDA of $5.4 million
•
Cash and short-term investments balance of $47.9 million at December 31, 2023
•
Substantially completed remaining ferry projects for the Shipyard Division

Consolidated revenue for the fourth quarter 2023 was $44.6 million, compared to consolidated revenue of $38.1 million for the prior year period. Consolidated net income for the fourth quarter 2023 was $7.1 million, compared to consolidated net income of $0.5 million for the prior year period. Consolidated adjusted EBITDA for the fourth quarter 2023 was $6.6 million, compared to consolidated adjusted EBITDA of $2.3 million for the prior year period. Consolidated adjusted EBITDA for the fourth quarter 2023 and 2022 excludes losses of $0.1 million and $3.6 million, respectively, for the Shipyard Division, and gains of $1.5 million and $3.0 million, respectively, for the Fabrication Division, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida.

FULL YEAR 2023 SUMMARY

•
Consolidated revenue of $151.1 million; Adjusted revenue of $181.5 million
•
Consolidated net loss of $24.4 million; Adjusted EBITDA of $17.0 million
•
Services Division operating income of $10.9 million; EBITDA of $12.9 million
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Fabrication Division operating income of $10.6 million; Adjusted EBITDA of $11.8 million
•
Resolved MPSV Litigation

Consolidated revenue for the full year 2023 was $151.1 million, compared to consolidated revenue of $142.3 million for the prior year period. Consolidated adjusted revenue for the full year 2023 was $181.5 million, compared to consolidated adjusted revenue of $134.6 million for the prior year period. Consolidated adjusted revenue for the full year 2023 excludes negative revenue of $30.4 million for the Shipyard Division (including a revenue reversal of $32.5 million resulting from the resolution of the Company’s MPSV Litigation) and consolidated adjusted revenue for the full year 2022 excludes revenue of $7.7 million for the Shipyard Division.

Consolidated net loss for the full year 2023 was $24.4 million, compared to consolidated net loss of $3.4 million for the prior year period. Consolidated adjusted EBITDA for the full year 2023 was $17.0 million, compared to consolidated adjusted EBITDA of $2.3 million for the prior year period. Consolidated adjusted EBITDA for the full year 2023 and 2022 excludes losses of $39.4 million and $7.6 million, respectively, for the Shipyard Division, and gains of $2.0 million and $7.5 million, respectively, for the Fabrication Division, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida, and for the 2022 period, excludes a non-cash charge of $0.5 million associated with the partial impairment of a lease asset for the Corporate Division.

See “Non-GAAP Measures” below for the Company’s definition of adjusted revenue, EBITDA and adjusted EBITDA and reconciliations of the relevant amounts to the most comparable GAAP measures.

MANAGEMENT COMMENTARY

“Our strong fourth quarter results cap off an excellent year for Gulf Island and reflect the continued favorable end market trends in our core Gulf Coast region, combined with the benefits of the successful execution of our strategic initiatives,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “Our fourth quarter revenue increased 17% from last year as a result of ongoing momentum in our small-scale fabrication and services businesses, including a strong contribution from our Spark Safety services offering launched in 2022. For our Services division, we continue to execute on our strategy of deploying assets to higher margin opportunities and growing Spark Safety, which enabled us to increase our Services operating income by 35% for the full year 2023. We also continued to demonstrate strong project execution and bidding discipline for our Fabrication division, which resulted in full year Fabrication gross margins of over 11%. This is a strong result for the division given the partial under-utilization of our facilities and resources. I am extremely pleased with the execution across our businesses and I am confident that Gulf Island is well positioned to benefit from continued end market strength expected in our core Gulf Coast region.”

“I am proud of the continued execution of our strategic plan during 2023, and we enter 2024 in a strong position to continue our focus on profitable growth,” continued Heo. “While we continued to make important progress on our initiatives focused on the services and fabrication businesses, the most important achievements of 2023 center on the substantial completion of our shipyard wind down and the successful resolution of the MPSV Litigation. With these distractions behind us, we are fully focused on taking advantage of the strong growth platform we have created in our services and fabrication businesses and utilizing our solid financial position to deploy capital to further enhance shareholder value.”

“Our services and small-scale fabrication businesses form a profitable and stable base business for Gulf Island to continue to build on,” continued Heo. “During 2024, we expect favorable market conditions and continued execution of our strategic initiatives to drive continued growth in these core businesses. For 2024, we expect Services EBITDA of approximately $14 million and Fabrication EBITDA of approximately $8 million, which excludes the potential benefit of any large project award. We are encouraged by the strength of our base business and are excited by our opportunities for growth.”

“Our strong operating results for the fourth quarter, together with an ongoing focus on working capital management, resulted in a year-end cash balance of nearly $48 million,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “In February 2024, we completed the sale of excess property that generated net cash proceeds of approximately $8.5 million, further strengthening our financial position. Based on our expectations of operating results for the first quarter 2024 and the proceeds of our recent property sale, we expect to exit the first quarter with a cash balance approaching $60 million. This will provide us with significant financial flexibility to pursue our growth objectives, which include attractive organic and inorganic opportunities.”

“This was an exciting year for Gulf Island, one that would not have been possible without the hard work and dedication of our employees across the organization,” noted Heo. “While we remain encouraged by the large project opportunities in our fabrication business, we are excited by the momentum in our services and small-scale fabrication businesses, which combined with our ability to take advantage of our strong financial flexibility, position the company to drive value for shareholders. I am very proud of all our accomplishments during 2023, and remain confident that 2024 will build on the strong foundation we have established,” concluded Heo.

RESOLUTION OF MPSV LITIGATION

As previously disclosed, on October 4, 2023, the Company’s lawsuit relating to the construction of two multi-purpose supply vessels (“MPSV Litigation”) was dismissed in full with prejudice at the request of the parties to the litigation. In addition, on November 6, 2023, the Company entered into an agreement (the “Settlement Agreement”) with the issuer (the “Surety”) of the performance bonds for the MPSV construction contracts, pursuant to which the Surety released the Company from all of its obligations under the performance bonds and the associated general indemnity agreements related to the performance bonds, and the Company released possession of the MPSVs to the Surety during the fourth quarter 2023. Further, the Company entered into a promissory note (“Note Agreement”) payable to the Surety in the principal amount of $20.0 million. The Note Agreement bears interest at a fixed rate of 3.0% per annum commencing on January 1, 2024, with principal and interest payable in 15 equal annual installments of approximately $1.7 million, beginning on December 31, 2024 and ending on December 31, 2038. As a result of the resolution of the MPSV Litigation, during the third quarter 2023, the Company’s Shipyard Division recorded a charge of $32.5 million, consisting of a non-cash charge of $12.5 million associated with the write-off of a noncurrent net contract asset related to the MPSV construction contracts, and a charge of $20.0 million associated with recording a liability resulting from the Settlement Agreement and Note Agreement. The charge was reflected as a reduction to previously recognized revenue on the MPSV construction contracts, resulting in a negative revenue amount for the Shipyard Division for the third quarter and full year 2023. The liability was replaced with the Note Agreement in the fourth quarter 2023 and is reflected as current and long-term debt at December 31, 2023. The estimated present value of the Note Agreement amount is $12.7 million based on an estimated market rate of interest.

STRATEGIC UPDATE

During 2023, Gulf Island continued to execute on the second phase of its strategic transformation, which is focused on generating stable, profitable growth based on pursuing new growth end markets, growing and diversifying its services business, further strengthening project execution, and expanding its skilled workforce, while continuing to pursue opportunities in its traditional offshore markets. Some of the key accomplishments achieved during 2023, as well as key priorities for 2024, are as follows:

Pursue traditional offshore markets – The demand environment for traditional offshore activities in the Gulf of Mexico was robust during 2023, resulting in favorable growth trends for both services and small-scale fabrication projects. Driven by relative stability in oil prices and healthy customer balance sheets, the momentum in the Gulf of Mexico is anticipated to continue into 2024, which is expected to result in continued growth in the coming year.

Pursue new growth end markets – Gulf Island has a strong foundation to pursue new growth opportunities in its core Gulf Coast region, primarily in the LNG, petrochemical, and energy transition markets. Bidding activity on large fabrication project opportunities remains active, driven by strong industry fundamentals combined with limited industry capacity. However, project decision cycles are extending due to higher interest rates and a challenging permitting environment, which has been exacerbated for the LNG market by the recent announcement from the current administration calling for a pause on LNG export project approvals. While the Company remains confident that it is well-positioned to be awarded large project opportunities, management will remain disciplined and continue its focus on profitably growing its services and small-scale fabrication businesses.

Grow and diversify services business – Gulf Island continues to expand its services business, driven by the favorable demand trends for offshore services combined with the contribution of Spark Safety, the Services Division’s welding enclosures business line. Services revenue grew by 7.5% during 2023, and for 2024, the Company is focused on strategic opportunities that capitalize on the opportunities in the Gulf of Mexico.

Further strengthen project execution and maintain bidding discipline – Project execution and bidding discipline remain a key priority given inflationary pressures and challenges with the availability of skilled labor. The Company’s pursuit of consistent project execution was reflected in the strong margin performance during 2023, with Services gross margins expanding 180 basis points year-over-year, and Fabrication gross margins reaching 11.4% for 2023 despite the partial under-utilization of the division’s facilities and resources. Gulf Island will maintain its focus on project execution in 2024 and remain disciplined in pursuing projects that provide adequate risk-adjusted returns.

Expand skilled workforce – A strong skilled workforce is critical to success in the services and fabrication markets, particularly given the current competitive industry-wide labor environment. Gulf Island was able to maintain its skilled labor headcount in Services during 2023 despite the challenging labor environment. The Company remains confident in its proven ability to ramp up headcount in Fabrication to support new project awards, which places the Company in a strong position to grow its fabrication business. The Company continues to evaluate opportunities to expand its skilled labor headcount in 2024 given the favorable demand trends, including strategic acquisitions to increase craft labor headcount.

SEGMENT RESULTS FOR FOURTH QUARTER 2023

Services Segment – Revenue for the fourth quarter 2023 was $24.5 million, an increase of $2.9 million, or 13.4%, compared to the fourth quarter 2022, due primarily to incremental revenue associated with the division’s Spark Safety business line.

New project awards were $24.2 million for the fourth quarter 2023, representing a 13.5% year-over-year increase, and backlog totaled $0.5 million at December 31, 2023. The new award growth was driven primarily by the Spark Safety business line. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $2.7 million for the fourth quarter 2023, compared to operating income of $2.2 million for the fourth quarter 2022. EBITDA for the fourth quarter 2023 was $3.2 million (or 13.2% of revenue), versus EBITDA of $2.6 million (or 11.9% of revenue) for the prior year period, an increase of 25.1%. The improved operating results for 2023 compared to 2022 were primarily due to higher revenue and a more favorable project margin mix, including the benefit of the division’s Spark Safety business line. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Services Division operating income to EBITDA.

Fabrication Segment – Revenue for the fourth quarter 2023 was $19.7 million, an increase of $3.3 million, or 19.8%, compared to the fourth quarter 2022, due primarily to higher small-scale fabrication activity and the favorable resolution of customer change orders.

New project awards were $19.9 million for the fourth quarter 2023, representing a 15.1% year-over-year increase, and backlog totaled $11.7 million at December 31, 2023. New awards for the fourth quarter 2023 were related to small-scale fabrication work and the favorable resolution of customer change orders. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $6.1 million for the fourth quarter 2023, compared to operating income of $4.1 million for the fourth quarter 2022. Adjusted EBITDA for the fourth quarter 2023 was $5.4 million, versus adjusted EBITDA of $2.0 million for the prior year period, an increase of 171.1%. Adjusted EBITDA for the fourth quarter 2023 and 2022 exclude gains of $1.5 million and $3.0 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. The improved operating results for 2023 compared to 2022 (excluding the Hurricane Ida impacts) were primarily due to project improvements resulting from the resolution of customer change orders and a more favorable project margin mix. This improvement was partially offset by an increase in the under-recovery of overhead costs associated with lower utilization of facilities and resources resulting from the cancellation of the division’s large fabrication contract (in July 2023), offset partially by an increase in work hours associated with higher small-scale fabrication activity. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of the Fabrication Division operating income to adjusted EBITDA.

Shipyard Segment – Revenue for the fourth quarter 2023 was $0.6 million, an increase of $0.2 million compared to the fourth quarter 2022. Revenue for both quarters was related entirely to the division’s seventy-vehicle ferry and forty-vehicle ferry projects. The seventy-vehicle ferry was completed, delivered and accepted by the customer during the fourth quarter 2023. The final forty-vehicle ferry was substantially completed and delivered during the fourth quarter 2023 and final customer acceptance of the ferry is expected in March 2024.

Operating loss was $0.1 million for the fourth quarter 2023, compared to an operating loss of $3.6 million for the fourth quarter 2022. Operating results for the fourth quarter 2023 and 2022 included project charges of $0.2 million and $2.0 million, respectively, associated with the division’s seventy-vehicle ferry and forty-vehicle ferry projects.

Corporate Segment – Operating loss was $2.1 million for the fourth quarter 2023, compared to an operating loss of $2.3 million for the fourth quarter 2022. EBITDA for the fourth quarter 2023 was a loss of $2.0 million, versus a loss of $2.3 million for the prior year period.

Segment Descriptions – The Company’s divisions represent its reportable segments which are “Services”, “Fabrication”, “Shipyard” and “Corporate”. The Services Segment includes offshore and onshore services work performed at customer facilities, including offshore platforms. The Fabrication Segment includes all fabrication work performed on-site at the Company’s facilities, including pull-through fabrication work for the Services Segment. The Shipyard Segment includes two ferries under construction that were substantially completed in the fourth quarter 2023, and vessel holding costs and legal fees associated with the Company’s previous MPSV Litigation (discussed above). The wind down of the Company’s Shipyard Segment operations was substantially completed in the fourth quarter 2023 with the substantial completion of the ferry projects. The Corporate Segment includes costs that are not directly related to the Company’s operating segments, including the costs of being a publicly traded company.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments balance at December 31, 2023 was $47.9 million, including $1.5 million of restricted cash associated with outstanding letters of credit. At December 31, 2023, the Company had current and long-term debt of $20.0 million associated with the Note Agreement. During the fourth quarter 2024, the Company repurchased 29,578 shares of its common stock for $0.1 million under its share repurchase program commenced in December 2023. See “Resolution of MPSV Litigation” above for discussion of the Note Agreement.

2024 FINANCIAL OUTLOOK

Gulf Island is providing indicative segment and consolidated guidance for the full year 2024. Services segment EBITDA is expected to be approximately $14.0 million, driven primarily by continued growth in the Spark Safety business line. Fabrication segment EBITDA is expected to be approximately $8.0 million, which includes year-over-year growth in the small-scale fabrication business, but excludes the potential benefit of any large project award. The forecast also excludes an anticipated gain of approximately $2.9 million resulting from the previously disclosed property sale in February 2024. Forecasted 2024 EBITDA for Fabrication is lower than 2023 levels due to the prior year benefiting from the contribution of the division’s large fabrication project that was cancelled during the year. Corporate segment EBITDA is expected to be a loss of approximately $8.0 million, which is consistent with recent historical experience. This forward-looking guidance reflects management’s current expectations and beliefs as of March 7, 2024, and is subject to change. See“Cautionary Statement” below for further discussion of the factors that may affect the Company’s future performance, “Non-GAAP Measures” below for the Company’s definition of EBITDA, and “2024 Financial Outlook - Segment and Consolidated EBITDA Reconciliations” below for reconciliations of segment and consolidated EBITDA to the most comparable GAAP measures.

FOURTH QUARTER 2023 CONFERENCE CALL

Gulf Island will hold a conference call on Thursday, March, 7, 2024 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.877.704.4453 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company's website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of specialty services, including project management, hookup, commissioning, repair, maintenance, scaffolding, coatings, welding enclosures, civil construction and staffing services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in The Woodlands, Texas and its primary operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted revenue, adjusted gross profit, new project awards and backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company’s operating results and expectations of future performance excluding the non-cash impacts of depreciation and amortization. The Company believes adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA adjusted to remove certain nonrecurring items (including the impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida and certain non-cash impairment charges) and the operating results of the Company’s Shipyard Division (including the impact of certain nonrecurring items related to the resolution of the MPSV Litigation), which was substantially wound down in the fourth quarter 2023. The Company believes adjusted revenue and adjusted gross profit are useful supplemental measures as they reflect the Company’s revenue, and gross profit or loss, adjusted to remove revenue, and gross profit or loss, for the Company’s Shipyard Division (including the impact of certain nonrecurring items related to the resolution of the MPSV Litigation), which was substantially wound down in the fourth quarter 2023. Reconciliations of EBITDA, adjusted EBITDA, adjusted revenue and adjusted gross profit to the most comparable GAAP measures are presented under “Consolidated Results of Operations,” “Results of Operations by Segment” and “2024 Financial Outlook – Segment and Consolidated EBITDA Reconciliations” below.

The Company believes new project awards and backlog are useful supplemental measures as they represent work that the Company is obligated to perform under its current contracts. New project awards represent the expected revenue value of contract commitments received during a given period, including scope growth on existing contract commitments. Backlog represents the unrecognized revenue value of new project awards, and at December 31, 2023, was consistent with the value of remaining performance obligations for contracts as determined under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENT

This release contains forward-looking statements in which the Company discusses its potential future performance, operations and projects. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to operating results; diversification and entry into new end markets; improvement of risk profile; industry outlook; oil and gas prices; timing of investment decisions and new project awards; cash flows and cash balance; capital expenditures; implementation of the Company’s share repurchase program; liquidity; and execution of strategic initiatives. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements. The timing and amount of any share repurchases will be at the discretion of management and will depend on a variety of factors including, but not limited to, the Company’s operating performance, cash flow and financial position, the market price of its common stock and general economic and market conditions. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include: supply chain disruptions, inflationary pressures, economic slowdowns and recessions, natural disasters, public health crises, labor costs and geopolitical conflicts, and the related volatility in oil and gas prices and other factors impacting the global economy; cyclical nature of the oil and gas industry; competition; reliance on significant customers; competitive pricing and cost overruns on its projects; performance of subcontractors and dependence on suppliers; timing and its ability to secure and commence execution of new project awards, including fabrication projects for refining, petrochemical, LNG, industrial and sustainable energy end markets; its ability to maintain and further improve project execution; nature of its contract terms and customer adherence to such terms; suspension or termination of projects; changes in contract estimates; customer or subcontractor disputes; operating dangers, weather events and availability and limits on insurance coverage; operability and adequacy of its major equipment; its ability to raise additional capital; its ability to amend or obtain new debt financing or credit facilities on favorable terms; its ability to generate sufficient cash flow; its ability to resolve any material legal proceedings; its ability to execute its share repurchase program and enhance shareholder value; its ability to obtain letters of credit or surety bonds and ability to meet any indemnification obligations thereunder; consolidation of its customers; financial ability and credit worthiness of its customers; adjustments to previously reported profits or losses under the percentage-of-completion method; its ability to employ a skilled workforce; loss of key personnel; utilization of facilities or closure or consolidation of facilities; failure of its safety assurance program; barriers to entry into new lines of business; weather impacts to operations; any future asset impairments; changes in trade policies of the U.S. and other countries; compliance with regulatory and environmental laws; lack of navigability of canals and rivers; systems and information technology interruption or failure and data security breaches; performance of partners in any future joint ventures and other strategic alliances; shareholder activism; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2022, as updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
New project awards(2)	$44,400	$38,417	$37,945	$157,719	$240,247

Revenue	$44,550	$5,023	$38,139	$151,067	$142,320
Cost of revenue	36,087	34,902	35,716	162,968	134,425
Gross profit (loss)(3)	8,463	(29,879)	2,423	(11,901)	7,895
General and administrative expense(4)	3,395	4,080	5,249	16,278	18,214
Other (income) expense, net(5)	(1,607)	(324)	(3,206)	(2,296)	(6,904)
Operating income (loss)	6,675	(33,635)	380	(25,883)	(3,415)
Interest (expense) income, net	383	397	190	1,440	86
Income (loss) before income taxes	7,058	(33,238)	570	(24,443)	(3,329)
Income tax (expense) benefit	32	3	(21)	41	(23)
Net income (loss)	$7,090	$(33,235)	$549	$(24,402)	$(3,352)
Per share data:
Basic income (loss) per share	$0.44	$(2.04)	$0.04	$(1.51)	$(0.21)
Diluted income (loss) per share	$0.43	$(2.04)	$0.04	$(1.51)	$(0.21)

Consolidated Adjusted Revenue(2) Reconciliation (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Revenue	$44,550	$5,023	$38,139	$151,067	$142,320
Add (less): Shipyard revenue	(556)	32,702	(357)	30,417	(7,671)
Adjusted revenue	$43,994	$37,725	$37,782	$181,484	$134,649

Consolidated Adjusted Gross Profit(2) Reconciliation (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Gross profit (loss)	$8,463	$(29,879)	$2,423	$(11,901)	$7,895
Add (less): Shipyard gross loss (profit)	(93)	34,356	2,299	35,862	3,058
Adjusted gross profit	$8,370	$4,477	$4,722	$23,961	$10,953

Consolidated EBITDA and Adjusted EBITDA(2) Reconciliations (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net income (loss)	$7,090	$(33,235)	$549	$(24,402)	$(3,352)
Less: Income tax (expense) benefit	32	3	(21)	41	(23)
Less: Interest (expense) income, net	383	397	190	1,440	86
Operating income (loss)	6,675	(33,635)	380	(25,883)	(3,415)
Add: Depreciation and amortization	1,351	1,390	1,334	5,466	5,098
EBITDA	8,026	(32,245)	1,714	(20,417)	1,683
Less: Hurricane insurance gains	(1,526)	(291)	(3,010)	(1,988)	(7,456)
Add: Non-cash impairments	-	-	-	-	484
Add: Shipyard operating loss	106	35,117	3,589	39,374	7,554
Adjusted EBITDA	$6,606	$2,581	$2,293	$16,969	$2,265

_________________

(1)
See “Results of Operations by Segment” below for results by segment.
(2)
New projects awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA.
(3)
Gross profit for the Fabrication Division for the three months ended December 31, 2023 and September 30, 2023, includes project improvements of $3.8 million and $0.7 million, respectively. Gross loss for the Shipyard Division for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, and twelve months ended December 31, 2023 and 2022, includes project charges of $0.2 million, $1.5 million, $2.0 million, $2.7 million and $2.0 million, respectively, and for each of the three months ended September 30, 2023 and twelve months ended December 31, 2023, includes a charge of $32.5 million associated with the resolution of the Company’s MPSV Litigation, and for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, and twelve months ended December 31, 2023 and 2022, includes vessel holding costs of $0.2 million, $0.2 million, $0.2 million, $0.9 million and $0.8 million, respectively, associated with the Company’s previous MPSV Litigation.
(4)
General and administrative expense for the Shipyard Division for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, and twelve months ended December 31, 2023 and 2022, includes legal and advisory fees of $0.1 million, $0.9 million, $1.5 million, $3.2 million and $4.5 million, respectively, associated with the Company’s previous MPSV Litigation.
(5)
Other (income) expense for the Fabrication Division for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, and twelve months ended December 31, 2023 and 2022, includes gains of $1.5 million, $0.3 million, $3.0 million, $2.0 million and $7.5 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Other (income) expense for the Shipyard Division for the three months ended December 31, 2023 and September 30, 2023, and twelve months ended December 31, 2023 and 2022, includes charges of $0.1 million, $0.1 million, $0.5 million and $0.2 million, respectively, associated with damage previously caused by Hurricane Ida. Other (income) expense for the Corporate Division for the twelve months ended December 31, 2022, includes a non-cash impairment charge of $0.5 million associated with its corporate office lease asset.

Results of Operations by Segment (including Reconciliations of EBITDA and Adjusted EBITDA) (in thousands)

	Three Months Ended			Twelve Months Ended
Services Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
New project awards(1)	$24,150	$22,776	$21,274	$92,728	$85,846

Revenue	$24,515	$22,976	$21,609	$93,548	$87,022
Cost of revenue	21,080	19,716	18,677	79,765	75,795
Gross profit	3,435	3,260	2,932	13,783	11,227
General and administrative expense	699	701	717	2,902	2,997
Other (income) expense, net	(6)	(18)	3	(48)	106
Operating income	$2,742	$2,577	$2,212	$10,929	$8,124

EBITDA(1)
Operating income	$2,742	$2,577	$2,212	$10,929	$8,124
Add: Depreciation and amortization	486	502	368	1,926	1,496
EBITDA	$3,228	$3,079	$2,580	$12,855	$9,620

	Three Months Ended			Twelve Months Ended
Fabrication Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
New project awards(1)	$19,896	$16,589	$17,291	$66,629	$154,239

Revenue	$19,664	$14,979	$16,414	$89,046	$48,299
Cost of revenue	14,729	13,762	14,624	78,868	48,573
Gross profit (loss)(2)	4,935	1,217	1,790	10,178	(274)
General and administrative expense	447	448	607	1,885	2,306
Other (income) expense, net(3)	(1,627)	(135)	(2,904)	(2,265)	(7,454)
Operating income	$6,115	$904	$4,087	$10,558	$4,874

EBITDA and Adjusted EBITDA(1)
Operating income	$6,115	$904	$4,087	$10,558	$4,874
Add: Depreciation and amortization	789	813	907	3,249	3,343
EBITDA	6,904	1,717	4,994	13,807	8,217
Less: Hurricane insurance gains	(1,526)	(291)	(3,010)	(1,988)	(7,456)
Adjusted EBITDA	$5,378	$1,426	$1,984	$11,819	$761

	Three Months Ended			Twelve Months Ended
Shipyard Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
New project awards(1)	$539	$(718)	$(379)	$(528)	$834

Revenue	$556	$(32,702)	$357	$(30,417)	$7,671
Cost of revenue	463	1,654	2,656	5,445	10,729
Gross profit (loss)(4)	93	(34,356)	(2,299)	(35,862)	(3,058)
General and administrative expense(5)	98	857	1,530	3,205	4,469
Other (income) expense, net(6)	101	(96)	(240)	307	27
Operating loss	$(106)	$(35,117)	$(3,589)	$(39,374)	$(7,554)

EBITDA(1)
Operating loss	$(106)	$(35,117)	$(3,589)	$(39,374)	$(7,554)
Add: Depreciation and amortization	-	-	-	-	-
EBITDA	$(106)	$(35,117)	$(3,589)	$(39,374)	$(7,554)

	Three Months Ended			Twelve Months Ended
Corporate Division	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
New project awards (eliminations)(1)	$(185)	$(230)	$(241)	$(1,110)	$(672)

Revenue (eliminations)	$(185)	$(230)	$(241)	$(1,110)	$(672)
Cost of revenue (eliminations)	(185)	(230)	(241)	(1,110)	(672)
Gross profit	-	-	-	-	-
General and administrative expense	2,151	2,074	2,395	8,286	8,442
Other (income) expense, net(7)	(75)	(75)	(65)	(290)	417
Operating loss	$(2,076)	$(1,999)	$(2,330)	$(7,996)	$(8,859)

EBITDA and Adjusted EBITDA(1)
Operating loss	$(2,076)	$(1,999)	$(2,330)	$(7,996)	$(8,859)
Add: Depreciation and amortization	76	75	59	291	259
EBITDA	(2,000)	(1,924)	(2,271)	(7,705)	(8,600)
Add: Non-cash impairments	-	-	-	-	484
Adjusted EBITDA	$(2,000)	$(1,924)	$(2,271)	$(7,705)	$(8,116)

_________________

(1)
New projects awards, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, EBITDA and adjusted EBITDA.
(2)
Gross profit for the Fabrication Division for the three months ended December 31, 2023 and September 30, 2023, includes project improvements of $3.8 million and $0.7 million, respectively.
(3)
Other (income) expense for the Fabrication Division for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, and twelve months ended December 31, 2023 and 2022, includes gains of $1.5 million, $0.3 million, $3.0 million, $2.0 million and $7.5 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida.
(4)
Gross loss for the Shipyard Division for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, and twelve months ended December 31, 2023 and 2022, includes project charges of $0.2 million, $1.5 million, $2.0 million, $2.7 million and $2.0 million, respectively, and for each of the three months ended September 30, 2023 and twelve months ended December 31, 2023, includes a charge of $32.5 million associated with the resolution of the Company’s MPSV Litigation, and for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, and twelve months ended December 31, 2023 and 2022, includes vessel holding costs of $0.2 million, $0.2 million, $0.2 million, $0.9 million and $0.8 million, respectively, associated with the Company’s previous MPSV Litigation.
(5)
General and administrative expense for the Shipyard Division for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, and twelve months ended December 31, 2023 and 2022, includes legal and advisory fees of $0.1 million, $0.9 million, $1.5 million, $3.2 million and $4.5 million, respectively, associated with the Company’s previous MPSV Litigation.
(6)
Other (income) expense for the Shipyard Division for the three months ended December 31, 2023 and September 30, 2023, and twelve months ended December 31, 2023 and 2022, includes charges of $0.1 million, $0.1 million, $0.5 million and $0.2 million, respectively, associated with damage previously caused by Hurricane Ida.
(7)
Other (income) expense for the Corporate Division for the twelve months ended December 31, 2022, includes a non-cash impairment charge of $0.5 million associated with its corporate office lease asset.

Consolidated Balance Sheets (in thousands)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$38,176	$33,221
Restricted cash	1,475	1,603
Short-term investments	8,233	9,905
Contract receivables and retainage, net	36,298	29,427
Contract assets	2,739	4,839
Prepaid expenses and other assets	6,994	6,475
Inventory	2,072	1,599
Assets held for sale	5,640	—
Total current assets	101,627	87,069
Property, plant and equipment, net	23,145	31,154
Goodwill	2,217	2,217
Other intangibles, net	700	842
Other noncurrent assets	739	13,584
Total assets	$128,428	$134,866
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,466	$8,310
Contract liabilities	5,470	8,196
Accrued expenses and other liabilities	14,836	14,283
Long-term debt, current	1,075	—
Total current liabilities	29,847	30,789
Long-term debt, noncurrent	18,925	—
Other noncurrent liabilities	685	1,453
Total liabilities	49,457	32,242
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 16,258 issued and outstanding at December 31, 2023 and 15,973 at December 31, 2022	11,729	11,591
Additional paid-in capital	108,615	107,372
Accumulated deficit	(41,373)	(16,339)
Total shareholders’ equity	78,971	102,624
Total liabilities and shareholders’ equity	$128,428	$134,866

Consolidated Cash Flows (in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$7,090	$(33,235)	$549	$(24,402)	$(3,352)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,351	1,390	1,334	5,466	5,098
Asset impairments	—	—	—	—	484
Change in allowance for doubtful accounts and credit losses	—	(210)	—	(410)	—
(Gain) loss on sale or disposal of fixed assets, net	276	(216)	98	27	19
Gain on insurance recoveries	(326)	—	—	(571)	(1,200)
Stock-based compensation expense	525	513	838	1,991	2,302
Changes in operating assets and liabilities:
Contract receivables and retainage, net	(614)	631	3,585	(7,093)	(13,441)
Contract assets	1,566	2,357	2,968	2,100	(80)
Prepaid expenses, inventory and other current assets	(2,962)	1,874	1,021	(133)	2,224
Accounts payable	(2,923)	(5,828)	(3,899)	(9)	(1,088)
Contract liabilities	1,936	469	3,903	(2,726)	1,548
Accrued expenses and other current liabilities	1,579	2,020	(273)	1,206	(561)
Noncurrent assets and liabilities, net	(129)	32,256	(222)	31,751	(876)
Net cash provided by (used in) operating activities	7,369	2,021	9,902	7,197	(8,923)
Cash flows from investing activities:
Capital expenditures	(1,175)	(645)	(2,054)	(2,876)	(3,086)
Proceeds from Shipyard Transaction	—	—	—	—	886
Proceeds from sale of property and equipment	60	290	—	456	2,035
Recoveries from insurance claims	—	—	—	245	1,200
Purchases of short-term investments	(8,297)	(15,471)	(96)	(39,028)	(9,905)
Maturities of short-term investments	15,500	15,200	—	40,700	—
Net cash provided by (used in) investing activities	6,088	(626)	(2,150)	(503)	(8,870)
Cash flows from financing activities:
Payments on Insurance Finance Arrangements	—	(128)	(775)	(1,257)	(1,738)
Repurchases of common stock	(128)	—	—	(128)	—
Tax payments for vested stock withholdings	—	—	(113)	(482)	(234)
Net cash used in financing activities	(128)	(128)	(888)	(1,867)	(1,972)
Net increase (decrease) in cash, cash equivalents and restricted cash	13,329	1,267	6,864	4,827	(19,765)
Cash, cash equivalents and restricted cash, beginning of period	26,322	25,055	27,960	34,824	54,589
Cash, cash equivalents and restricted cash, end of period	$39,651	$26,322	$34,824	$39,651	$34,824

2024 Financial Outlook - Segment and Consolidated EBITDA(1) Reconciliations (in thousands)

	Twelve Months Ending December 31, 2024
	Services	Fabrication	Shipyard	Corporate	Consolidated
Net income (loss)	$12,000	$5,200	$-	$(6,400)	$10,800
Less: Income tax (expense) benefit	-	-	-	-	-
Less: Interest (expense) income, net	-	-	-	1,900	1,900
Operating income (loss)	12,000	5,200	-	(8,300)	8,900
Add: Depreciation and amortization	2,000	2,800	-	300	5,100
EBITDA (2)	$14,000	$8,000	$-	$(8,000)	$14,000

_________________

(1)
EBITDA is a non-GAAP measure. See “Non-GAAP Measures” above for the Company’s definition of EBITDA.
(2)
Excludes a gain of approximately $2.9 million for the Fabrication Division resulting from the sale of property in February 2024 that was classified as held for sale at December 31, 2023.